Exhibit 10.2

March 28, 2012

Sean Liu
Hoku Corporation
1288 Ala Moana Blvd., Ste. 220
Honolulu, Hawaii 96814

Dear Sean:

I am pleased to inform you that the Compensation Committee of the Hoku Corporation Board of Directors has implemented a special retention bonus program for you.  Under the program, you will be eligible to receive a cash bonus payment in the target amount of twenty percent (20%) of your base salary at the rate in effect as of the date hereof (the “Target Bonus”).  The Target Bonus shall become payable in accordance with the following schedule:

•           Forty percent (40%) of the Target Bonus shall become payable to you provided you serve as Hoku Corporation’s principal financial officer through the date Hoku Corporation’s Form 10-K for fiscal year is filed with the Securities and Exchange Commission (the “SEC”); and

•           Sixty percent (60%) of the Target Bonus shall become payable to you in three equal installments of twenty percent (20%) of the Target Bonus each provided you serve as Hoku Corporation’s principal financial officer through the date Hoku Corporation’s Form 10-Q is filed for the first, second and third fiscal quarter of fiscal year 2013.

Any portion of the Target Bonus that becomes payable to you based on your continued service as Hoku Corporation’s principal financial officer will be paid to you within thirty (30) days after the date the Form 10-K or Form 10-Q, as applicable, is filed with the SEC.  In no event shall any such bonus be paid later than March 15 of the calendar year following the calendar year for which that bonus is earned.  The bonus payment will be subject to all applicable federal, state and local income and employment withholding taxes, and you will only receive the net amount remaining after those taxes have been withheld. This retention bonus program shall not in any way change your status as an at-will employee.

Hoku Corporation · Hoku Solar, Inc. · Hoku Materials, Inc.
1288 Ala Moana Boulevard Suite 220 · Honolulu, Hawai’i  96814 · Tel 808-682-7800 · Fax 808-440-0357 · www.hokucorp.com

Sean Liu Hoku Corporation 1288 Ala Moana Blvd., Ste. 220 Honolulu, Hawaii 96814 March 28, 2012 Page 2 of 2

We are pleased to make this special bonus program available to you as a meaningful incentive to serve as Hoku Corporation’s principal financial officer.  Please indicate your acceptance of the foregoing terms and conditions governing your participation in the retention bonus program by signing and dating this letter and returning it to me by March 31, 2012.

Very truly yours,

/s/ Scott Paul
Scott Paul Chief Executive Officer

ACCEPTANCE

I hereby accept and agree to the terms and conditions set forth above that are to govern my participation in the retention bonus program.

/s/ Sean Liu
Sean Liu

Dated: March 28, 2012